UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 21, 2006

NanoSensors, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-51007

NEVADA	20-0452700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Wyatt Drive, Suite No. 2
Santa Clara, CA 95054
(Address and zip code of principal executive offices)

(408) 855-0051
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

NanoSensors, Inc. (the “Registrant”) entered into a technology license agreement with Michigan State University effective as of August 21, 2006. Pursuant to this license agreement, the Registrant was granted the exclusive world-wide right, subject to certain contractually-defined limitations, to use the licensed technology and rights for commercial purposes in the field of use of detecting certain selected bacteria. The licensed technology and rights are for a nanoporous silicon-based electrochemical DNA biosensor platform that the Registrant intends to deploy in biosensor devices. The Registrant also obtained the right to expand the scope of the licensed rights to utilize the licensed technology for additional fields of use. The license agreement has a term of 15 years or the duration of the patent rights licensed, whichever is longer. In consideration of the licenses granted, the Registrant agreed to pay the licensor an up-front cash license fee and will pay royalties based on a percentage of the adjusted gross sales derived from commercial applications of the licensed technologies. Commencing in 2008 and for the duration of the term of the agreement, the Registrant will be obligated to pay the licensor an annual minimum fee, which fee may be offset by the earned royalties. The licensor has the right to terminate the license agreement or render the license non-exclusive after three years from the effective date if the Registrant has not commenced the commercialization of the licensed technology or is not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program directed toward such end. The licensor may also exercise such rights in the event the Registrant does not cure a material default of its obligations under the license agreement.

Item 8.01	Other Events.

On August 22, 2006, the Registrant announced that it has entered into a technology license agreement with Michigan State University. A copy of the press release is attached to this Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description of Document

99.1	Press Release dated August 22, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NANOSENSORS, INC.

By: /s/ Ted L. Wong
Name: Ted L. Wong
Title: Chief Executive Officer and President
Date: August 24, 2006

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated August 2, 2006